EXHIBIT 10.1

[Stearns Bank Letterhead]

September 26, 2003

The Board of Directors

Husker Ag, LLC

510 W. Locust Street

PO Box 10

Plainview, NE  68769

RE:                    USDA Permanent loan financing for a 20 Million Gallon Ethanol Plant Plainview, Nebraska

Gentlemen:

Stearns Bank is pleased to extend the following financing proposal with regards to the above-referenced project:

Borrower:	Husker Ag, LLC

Extension: 90 day extension of the $20,000,000 construction loan. Begin P&I payments based on a 7 year amortization. Change the interest rate to 1.25% over the WSJP Index, adjusting daily.

Covenants:	Add the following covenants:
a) No distributions without prior lender approval and issuance of the USDA Loan Note Guaranty.
b) Minimum 40% balance sheet tangible net worth must be maintained.
c) Debt Service Coverage Ratio of at least 1.20x after distributions.

Prepayment Penalty:	3% prepayment penalty

The USDA declined the original $20,000,000 loan request with a 60% guaranty, the borrower and lender agree to proceed on the following terms:

Loan Amount:	Loan A - $8,837,300 - 70% USDA Guaranty loan-amortized over 15 years.
Loan B - $8,837,300 conventional loan - amortized over 7 years
Loan C - $1,505,900 conventional loan - amortized over 3 years (requires a principal reduction of $819,500)

Interest Rate:	Prime plus 1.25%, adjusted quarterly

Closing Costs:	Conversion Fee ($116,277.80), 2% USDA Fee ($123,722.20)

Collateral:	Collateral on Loan A & B will be as follows on a pari passu basis with USDA:

• A first real estate mortgage on the proposed real estate project located in Plainview, Nebraska (legal to govern).

• A first Security Agreement/Financing Statement covering accounts receivable, inventory, equipment and fixtures, along with personal property and general intangibles.

Loan C will have a second position on the above collateral.

Guarantee:	Permanent loan A is subject to a 70% USDA Guaranteed Loan

Prepayment Premium:	5% of balance in year one, 4% of balance in year two, 3% of balance in year three, 2% of balance in year four, and 1% of balance in year five.

Escrows:	An escrow account must be maintained with Lender from which real estate taxes will be paid.

Equity:	A minimum of 40% tangible balance sheet equity must be maintained.

Covenants:	To be determined with USDA Rural Development

Financial Information:	The following financial information will be required:

2

a) Fiscal year-end audited statement prepared by an independent CPA firm;
b) Annual tax returns, including all supporting schedules;
c) Quarterly interim financial statements prepared internally or by a CPA firm

The Lender’s conditional commitment is subject to the negotiation and execution of definitive credit, security and related loan documents (the “Credit Documents”) satisfactory to the Lender.  The Credit Documents will embody the structure, pricing and other terms described in the summary of terms and conditions.  They will also include provisions viewed by the Lender and its counsel as appropriate for this transaction and for transactions of this type.  Accordingly, it should be recognized that this letter is indicative, but not exhaustive, as to the terms and conditions, which shall govern this facility.

This conditional commitment letter supercedes and replaces any and all conditional commitment letter issued by the Lender to the Borrower.

Sincerely,

/s/ Norm Skalicky

Norm Skalicky
CEO

I hereby accept the terms and conditions of the above-described proposal to provide financing.

Husker Ag Processing, LLC

By:	/s/ Gary Kuester
	Chairman of the Board and President	Date: September 29, 2003